Exhibit 23.2
CONSENT OF FRAZIER, BARNES & ASSOCIATES, LLC
Frazier, Barnes & Associates prepared the feasibility study dated October 10, 2005. We hereby consent to the inclusion of information from that feasibility study in the Form SB-2 Registration Statement of Northwest Iowa Renewable Energy, LLC and to the reference to our Firm under the caption “Experts” in the Prospectus included therein.

/s/ Warren D. Barnes Frazier, Barnes & Associates, LLC
Memphis, Tennessee
March 15, 2007